Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
Franklin Electric Co., Inc.
260-827-5442

FRANKLIN ELECTRIC ANNOUNCES JENNIFER SHERMAN
ELECTED TO BE A DIRECTOR OF THE COMPANY

Fort Wayne, IN - November 17, 2014 - The board of directors of Franklin Electric Co., Inc. (NASDAQ: FELE) has elected Jennifer Sherman to be a director of the company effective January 1, 2015.

Ms. Sherman was elected Chief Operating Officer of Federal Signal (NYSE: FSS) earlier this year. In 2010, Ms. Sherman was elected Chief Administrative Officer of Federal Signal, responsible for legal, corporate governance, mergers and acquisitions, human resources, information technology, compliance, and government affairs activities for Federal Signal and its subsidiaries. She joined Federal Signal in 1994 as corporate counsel.

Ms. Sherman earned a BBA in Business Finance from the University of Michigan, School of Business Administration, and graduated cum laude with a JD from the University of Michigan Law School.

The election of Ms. Sherman to the Board of Directors is in anticipation of a current director attaining mandatory retirement age within eighteen months.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K/A for the fiscal year ending December 28, 2013, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.